Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

As independent registered public accountants, we hereby consent to the inclusion in this registration statement on Form S-1 of our report dated February 18, 2005, on the consolidated financial statements of Ivory Capital Corporation as of January 31, 2005 and for the years ended January 31, 2004 and 2005 and for the cumulative period from November 1, 1998 to January 31, 2005. We also consent to the reference to our firm under the caption “Experts” included in or made a part of this Registration Statement on Form S-1.

/s/ Mayer Hoffman McCann P.C.

Denver, Colorado

April 7, 2005